July 30, 2010

Office of the Chief Accountant
Securities and Exchange Commission
Washington, D.C. 20549

Re: Change in Certifying Accountant

Ladies and Gentlemen:

We have read item 4.01 of Willing Holding, Inc.’s Form 8-K/A dated July 30, 2010 and we agree with the statements therein concerning Gruber& Company, LLC. We cannot confirm or deny that M&K CPA’s PLLC was not consulted prior to their appointment as auditors.

/s/ Gruber & Company, LLC

Gruber & Company, LLC
Lake Saint Louis, Missouri